Exhibit 99.1

For Immediate Release
Contact:
David Bulger (Company)	Jerry Daly or Carol McCune
CFO, Treasurer and EVP	Daly Gray (Media)
(561) 835-1800 x302	(703) 435-6293

Innkeepers USA Trust Prices Offering of Series C Cumulative Preferred Shares

PALM BEACH, Fla., December 18, 2003—Innkeepers USA Trust (NYSE: KPA), a hotel real estate investment trust (REIT) and a leading owner of upscale, extended-stay hotel properties throughout the United States, today announced that it has priced an offering of 5,200,000 new 8.0% Series C cumulative preferred shares (liquidation preference $25 per share).

The new Series C cumulative preferred shares may be redeemed at the $25 liquidation preference at the election of the company on or after January 20, 2009. The Series C cumulative preferred shares have no stated maturity, sinking fund or mandatory redemption and are not convertible into any other securities of the company.

The company has granted the underwriters an over-allotment option to purchase up to 600,000 additional Series C cumulative preferred shares, which is exercisable within 30 days.

The offering is expected to close on January 20, 2004. The company intends to use the net proceeds of approximately $125.6 million from the offering to redeem all of the company’s outstanding 8.625% Series A cumulative convertible preferred shares and for general corporate purposes.

Innkeepers USA Trust

The Series C cumulative preferred shares are expected to trade on the New York Stock Exchange under the symbol, “KPA pc,” within 30 days after closing.

Co-lead managers for the offering are A.G. Edwards & Sons, Inc. and Wachovia Securities. Co-managing underwriters are Legg Mason Wood Walker, Incorporated, RBC Capital Markets, BB&T Capital Markets, Credit Lyonnais Securities (USA) Inc. and Ferris, Baker Watts, Incorporated. A copy of the prospectus supplement and accompanying prospectus relating to the Series C preferred shares may be obtained from A.G. Edwards & Sons, Inc., One North Jefferson Avenue, St. Louis, Missouri 63103.

This press release does not constitute an offer to sell or a solicitation of offers to buy the Series C cumulative preferred shares. The offering is being made solely by means of the prospectus supplement and accompanying prospectus.

Certain statements within this press release use forward-looking language as specified in the 1995 Private Securities Litigation Reform Law, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the matters discussed in this press release to differ from the forward-looking statements. Such risks and uncertainties include the risk that the offering of the Series C preferred shares may not close.

Innkeepers USA Trust is a hotel real estate investment trust (REIT) and a leading owner of upscale, extended-stay hotel properties throughout the United States. The company owns 67 hotels with a total of 8,311 suites or rooms in 22 states and focuses on acquiring and/or developing Residence Inns by Marriott and other upscale extended-stay hotels and the rebranding and repositioning of other hotel properties.